Exhibit 10.13

Transportation AGREEMENT

BETWEEN

Energy xxi Gulf Coast, inc.

AND

energy xxi usa, inc.

DATED EFFECTIVE AS OF

March 11, 2015

TRANSPORTATION AGREEMENT

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TRANSPORTATION AGREEMENT

This Transportation Agreement (the “Agreement”), dated as of March 11, 2015 (the “Effective Date”), is by and between Energy xxi Gulf Coast, inc., a Delaware corporation (“Shipper”), and energy xxi usa, inc., a Delaware corporation (“Transporter”). Shipper and Transporter may be referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Shipper desires to contract with Transporter for transportation service on Transporter’s Gathering System;

WHEREAS, Transporter is willing to transport Shipper’s Crude Petroleum on the Gathering System for the compensation and subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, Transporter and Shipper hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1           Definitions. In addition to terms defined elsewhere in this Agreement and in Annex I hereto, the following definitions shall apply hereunder:

“Agreement” shall have the definition set forth in the preamble of this Agreement.

“A.P.I.” shall mean the American Petroleum Institute.

“Barrel” or “Bbl” shall mean forty-two (42) United States gallons at a temperature of sixty degrees (60°) Fahrenheit.

“BS&W” shall mean the basic sediment, water or other impurities found in a stream of Crude Petroleum.

“Claiming Party” shall have the meaning set forth in the definition of Force Majeure below.

“Crude Petroleum” shall mean the direct liquid products of oil wells, indirect petroleum products resulting either from distillate recovery equipment in gas and distillate fields, or a mixture of the direct product and indirect petroleum products.

“Delivery Point” shall mean the point(s) of interconnection between the Gathering System and one or more oil pipelines downstream of the Gathering System where Transporter delivers Crude Petroleum to Shipper. The initial Delivery Point shall be located at Grand Isle.

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“Downstream Pipelines” shall mean any pipeline or other receiving facility downstream of the Delivery Point.

“Effective Date” shall have the definition set forth in the preamble of this Agreement.

“Force Majeure” shall mean an event which is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and which by the exercise of due diligence the Claiming Party is unable to overcome in a commercially reasonable manner. Force Majeure includes, to the extent such event satisfies the requirements of the preceding sentence: acts of God; wars (declared or undeclared); insurrections; hostilities; strikes; lockouts; riots; floods; fires; storms; storm warnings; named or numbered tropical disturbances and evacuations associated with the threat of the same; industrial disturbances; acts of the public enemy; sabotage; blockades; epidemics; landslides; lightning; earthquakes; washouts; arrests and restraints of rulers and peoples; civil disturbances; explosions; breakage or accidents to machinery or lines of pipe; hydrate obstruction or blockages of any kind of lines of pipe; adverse operating conditions on Shipper’s facilities, Transporter’s facilities, or the facilities of Downstream Pipelines; repairs, improvements, replacements or alterations to plants, lines of pipe or related facilities; inability of either Party to obtain necessary machinery, drilling or workover rigs, materials, permits, easements or rights-of-way on reasonable terms; freezing of delivery facility; and other events beyond the reasonable control of Shipper that affect production levels; action or restraint by court order or public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that none of the loss of Shipper’s or its Affiliates’ markets, Shipper’s or its Affiliates’ inability to obtain adequate capacity (other than for reasons of force majeure affecting a Downstream Pipeline), nor Shipper’s or its Affiliates’ inability economically to use or resell Crude Petroleum transported hereunder shall constitute an event of Force Majeure. A force majeure event that occurs respecting one or more Downstream Pipelines for which there are no reasonable alternatives for a Claiming Party to utilize in order to meet its duties and obligations under this Agreement, regardless of whether such Downstream Pipeline declared such force majeure event, shall constitute Force Majeure for purposes of this Agreement, subject to the requirement of the first sentence of this definition. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gathering System” shall mean Transporter’s Grand Isle Gathering System.

“Month” shall mean a period of time beginning at 7:00 a.m. Central Clock Time on the first day of a calendar month and ending at 7:00 a.m. Central Clock Time on the first day of the next succeeding calendar month.

“Psig” shall mean pounds per square inch gauge.

“Receipt Point” shall mean the point(s) of interconnection between the Gathering System and one or more oil pipelines or other interconnecting facilities located upstream of the Gathering System where Shipper delivers Crude Petroleum to Transporter. The initial Receipt Points are identified on Exhibit A.

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“Shipper” shall have the definition set forth in the preamble of this Agreement.

“Transporter” shall have the definition set forth in the preamble of this Agreement.

1.2           Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above shall have the meanings ascribed to them throughout this Agreement.

ARTICLE 2
NOMINATIONS, SCHEDULING AND TRANSPORTATION

2.1          Nomination.

(a)           Applications for the transportation of Crude Petroleum shall be submitted in writing on Transporter's prescribed nomination of shipment form.

(b)           Shipper desiring to nominate Crude Petroleum for transportation shall make such nomination to Carrier in writing on or before the twenty-fifth day of the month preceding the month during which the transportation under the nomination is to begin; except that, if space is available for current movement, a Shipper may nominate Crude Petroleum for transportation after the twenty-fifth day of the month preceding the month during which the transportation under the nomination is to begin.

2.2          Capacity Allocation.

(a)           When pursuant to nominations hereunder, there shall be offered to Transporter more Crude Petroleum than can be immediately gathered and/or transported, the gathering and/or transportation shall be apportioned among all Shippers by Transporter on a just and reasonable basis.

2.3          Transportation.

(a)           Subject to the provisions of this Agreement and all applicable Laws, Transporter shall accept and transport Shipper’s Crude Petroleum and redeliver the quantity of Crude Petroleum received by Transporter, less applicable Losses as set forth in Section 7.3, at the Delivery Point. Transporter shall be under no obligation to deliver the identical Crude Petroleum received, and reserves the right to make delivery out of its common stock.

2.4         Transporter’s Right to Shutdown Operations.

(a)          Transporter shall have absolute discretion and authority to partially or totally shutdown any and all operations and activities (and temporarily or permanently discontinue the services) contemplated hereunder at any time, if in Transporter’s sole discretion, such shutdown is warranted to (i) ensure the safety of persons, property, or the environment; (ii) ensure the operational integrity of the Gathering System; or (iii) modify, inspect, maintain or repair the Gathering System. Transporter shall notify Shipper in writing in the event of any of the occurrences listed above. In such cases, Transporter shall not have any liability to Shipper for such shutdowns.

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(b)           In the event interruption of service is required, Transporter’s dispatcher will advise Shipper of an interruption as soon as practicable.

(c)           Nothing contained herein shall preclude Transporter from taking reasonable action(s) necessary to adjust receipts or deliveries hereunder in order to maintain the operational integrity of the Gathering System.

2.5          Line Fill and Tank Bottom Inventory.

(a)           Either prior to or after the acceptance of Crude Petroleum for transportation, Transporter will, upon reasonable notice, require Shipper to provide a pro rata part of the volume of Crude Petroleum necessary for pipeline fill, unavailable stocks below tank connections, and reasonable additional minimum quantities required for efficient operation or to safeguard Transporter’s tankage during passage of a tropical storm or hurricane. Crude Petroleum provided by Shipper for this purpose may be withdrawn after reasonable written notice of Shipper’s intention to discontinue shipment in the Gathering System. Transporter may require advance payment of final transportation charges and settlement of any unpaid accounts receivable before final delivery will be made.

(b)           In the event Shipper’s inventory balance drops below its pro rata part of the volume of Crude Petroleum necessary for pipeline fill, unavailable stocks below tank connections, and reasonable additional minimum quantities required for the efficient operation of the system, then Transporter will require Shipper to provide the necessary volume to meet its pro rata part of such volume of Crude Petroleum.

(c)           In the event that Shipper maintains an inventory balance after Shipper ceases movements on the Gathering System or Shipper gives written notice of its intent to cease movements over the system and Shipper is unable to schedule appropriate shipments to clear the inactive inventory balance, Shipper will be required to settle the inactive inventory balance through Transporter. In the event no such Shipper notice is given, then Transporter may require either an adjustment in Shipper’s inventory balance or settlement of Shipper’s inventory balance at any time after Shipper has ceased making movements under this Agreement for a period of six months. Such settlement will be based upon the fair market value of the Crude Petroleum, as published by Platts, at the time Shipper provides written notice of termination of this Agreement or if no such written notice is given, then at such time as Transporter calls for the settlement of the Shipper’s inventory balance.

ARTICLE 3
RATES AND CHARGES

3.1           Transportation Charges. Crude Petroleum accepted for transportation by Transporter shall be subject to the transportation rates set forth on Exhibit A plus any other applicable charges specified in this Article 3.

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ARTICLE 4
QUALITY AND PRESSURE SPECIFICATIONS

4.1           Quality Specifications. Transporter reserves the right to reject any and all shipments of: (i) Crude Petroleum delivered by Shipper to Transporter whose gravity, viscosity, and/or other characteristics are such that it is not readily susceptible to transportation through the Transporter’s existing facilities and it will damage the quality of other shipments or cause disadvantage to other shippers and/or the Transporter; (ii) Crude Petroleum containing water, sediment and other impurities totaling in excess of one per cent as determined by centrifugal test, or by such other tests as may be agreed upon by the Shipper and Transporter; or (iii) Crude Petroleum where Shipper has failed to comply with all applicable laws, rules, and regulations made by any governmental authorities regarding shipment of Crude Petroleum.

4.2           Contaminants. Transporter has the right, at its discretion, to reject crude oil containing contaminants. If Transporter determines that a Shipper has delivered to Transporter’s facilities Crude Petroleum that has been contaminated by the existence of and or excess amounts of impure substances, including but not limited to chlorinated and/or oxygenated hydrocarbons, arsenic, lead and/or other metals which results in harm to other shippers, Downstream Pipelines, users of the contaminated Crude Petroleum or Transporter, such Shipper will be excluded from further entry into applicable segments of the pipeline system until such time as the quality of the Crude Petroleum is to the satisfaction of the Transporter. Transporter is not responsible for monitoring receipts or deliveries for contaminants. Further, Transporter reserves the right to dispose of any contaminated Crude Petroleum blocking its pipeline system. Disposal thereof may be made in any reasonable manner including but not limited to commercial sales, and any liability associated with the contamination or disposal of any Crude Petroleum shall be borne by the Shipper introducing the contaminated Crude Petroleum into Transporter’s system. Shipper liability includes, but is not limited to, claims from other shippers, carriers, or users of the contaminated Crude Petroleum and the costs of any regulatory or judicial proceeding.

4.3           Periodic Samples. Transporter reserves the right to periodically sample and test the quality of the Crude Petroleum delivered by Shipper at any Receipt Point. Transporter shall be responsible for all costs attributable to such periodic sampling and testing. If at any time Shipper’s Crude Petroleum triggers any of the rejection rights set forth in Section 4.1, Shipper shall pay for any tests performed thereafter to establish that such Crude Petroleum no longer triggers such provisions.

4.4           Pressure. The present maximum operating pressure at all reception points is 1440 psig. Shipper’s injection pressure shall be maintained within this stated maximum limit and shall conform, as near as possible, to the hydraulic gradient. Transporter reserves the right to reduce the maximum operating pressure by written notice to Shipper. Shipper shall furnish, or cause the producer from which Crude Petroleum is purchased to furnish, install, calibrate, and maintain continuous pressure recording devices at or near injection points to monitor pipeline operating pressures. Copies of the recording charts taken from these recording devices shall be furnished to Transporter on a weekly basis by Shipper. Shipper shall also furnish Transporter copies of annual calibration certificates for recording devices. Transporter reserves the right to witness calibration of these devices, and Shipper shall notify Transporter at least 48 hours prior to the initiation of such calibration procedures. Circumstances may arise which in Transporter’s judgment require the Gathering System, or any part thereof, be shut down. Following such shutdown periods, Shippers shall obtain authorization from Transporter prior to the resumption of injections.

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4.5           Excess Water, Sediment and Other Impurities. If during any monthly accounting period, the weighted average of the BS&W on all meter tickets covering Crude Petroleum delivered to Transporter by Shipper reflects a water, sediment and other impurities content which exceeds 1%, Shipper shall pay to Transporter a handling charge as specified in the table in Exhibit A on such excess water, sediment, and other impurities to cover the treating, separation and other aspects of handling such excess water, sediment and other impurities delivered to Transporter. This explicitly excludes disposal. Transporter shall accept excess water for handling only when Shipper has made the necessary arrangements for disposal of such excess water. Shipper may dispose of its excess water by method acceptable to Transporter such as barging or trucking subject to a mutually agreed upon schedule for excess water removal by Shipper from Transporter’s Grand Isle tankage. As an alternative, Shipper may request Transporter to dispose of Shipper’s excess water by use of Transporter’s onshore disposal wells. The fees for disposal are set forth in Exhibit A. In any event, Shipper must contact Transporter in advance at 713-351-3000 to schedule means by which BS&W will be disposed. Where no meter tickets are available or meter tickets are in Transporter’s opinion unreliable, water, sediment and other impurities in the system in excess of that reported on acceptable meter tickets will be allocated in a fair and equitable manner by Transporter. Notwithstanding the fact that Transporter levies a handling charge covering excess water, sediment and other impurities content in a Crude Petroleum stream, Transporter reserves the right to reject any nomination of products other than Crude Petroleum which satisfies all quality standards, requirements and conditions set forth herein.

ARTICLE 5
OFFSHORE PLATFORM FACILITIES AND OPERATING PROCEDURES

5.1          Transporter or its authorized representative shall have access to the platform from which shipments are received for the purpose of examining and checking meters and other installations utilized in connection with the handling of Crude Petroleum injected into the pipeline.

5.2           Shipper, upon request by Transporter, shall install, maintain and operate, or make arrangements with platform owners to install, maintain, and operate equipment to inject corrosion inhibitors, biocides, scale inhibitors, paraffin chemicals, or other chemicals as specified by Transporter.

5.3           Shipper shall provide or arrange with platform operator to furnish, operate, and maintain such pumping equipment as is necessary to inject the Crude Petroleum nominated by Shipper for shipment or will cause same to be done. Pumping equipment shall be controlled and operated so that the hourly rate at which Crude Petroleum is injected during each month shall not exceed 120% of the average hourly volume nominated and accepted for shipment during the current calendar month. If piston pumps are used, surge absorbers shall be installed, upon reasonable request of Transporter, to minimize pulsation. Transporter reserves the right, upon written notification to all Shippers to further limit the variation of Shipper’s injection rates, if in Transporter’s judgment proration is imminent. Reasonable exceptions to variations of injection rates for Shippers with newly discovered, expended production, and unusual production difficulties will be allowed by Transporter.

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5.4           Physical and legal transfer of custody of Crude Petroleum to Transporter shall be at points where producer’s or other delivering parties’ lines are connected to Transporter’s existing facilities, however, measurement of quantities received for the account of Shipper at such points shall be determined by measurement facilities installed on the production platforms where the Crude Petroleum is produced or to which it is moved for delivery into Transporter’s existing facility.

5.5           The Transporter shall have the right to require uniform measurement and sampling equipment/procedures at all installations so that custody transfer measurements are made on a uniform basis. Transporter reserves the right to require Shipper to install or cause platform owners to install in accordance with applicable API and ASTM (American Society for Testing Materials) standards metering and meter proving equipment capable of continuous custody measurement, and devices for continuous proportional to-flow sampling of the Crude Petroleum.

5.6           If Crude Petroleum to be delivered to Transporter is produced at some distance from the Transporter’s facilities and Transporter does not elect to provide a connection directly to the production platform where it is produced, Shipper may furnish, or cause to be furnished, free of cost to Transporter, the connecting pipeline required to deliver such Shipper’s Crude Petroleum to the location designated by Transporter. If such location is on another producer’s platform, all arrangement for installing the connecting pipeline or other required equipment or facilities on such platform shall be the sole responsibility of the Shipper.

5.7           At Transporter’s request, Shipper will allow, or cause the platform owner(s) to allow, Transporter to place, operate, repair and maintain riser piping, scraper traps, valves, surveillance equipment, and any other equipment deemed by Transporter to be needed for the safe and efficient operation of the Gathering System. In the event Transporter should decide to transmit meter readings or other data from the platform from which Shipper’s Crude Petroleum is run, Shipper will allow, or cause the platform owner(s) to allow, reasonable access to and use of communication facilities which may be available at the platform.

5.8           Where meter readings are available Transporter will prepare, as near as practicable to 7:00 a.m. on the first day of each month, a monthly pipeline run ticket for Shipper showing opening and closing meter readings and water, sediment, other impurities percentage on the basis of which Crude Petroleum and water, sediment, and other impurities volumes will be determined. If for any reason Transporter’s representative fails to reach any receipt point on the first day of the month, Shipper’s own representative, with prior authorization from Transporter, will obtain and make a record for Transporter’s representative of the closing meter reading and will withdraw the sample material from the sampling equipment. The sample material thus withdrawn will be sealed in a special container and retained by Shipper’s representative for Transporter’s representative who will, during his next trip to that receipt point, determine the water, sediment, and other impurities percentage of the sample material in the special container and prepare the monthly pipeline run ticket. Where no meter readings are available, Crude Petroleum including water, sediment and other impurities will be determined by Transporter from the best available data.

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5.9           It is recognized that from time to time producers inject acid into well formations containing Crude Petroleum in an attempt to stimulate production and fluids subsequently produced from such wells may contain unspent acid which must be neutralized to a pH of 4.5 or greater before the fluids (with which acid is produced) are delivered to Transporter. If such total fluids (Crude Petroleum plus unspent acid) is not so neutralized, the Gathering System may have to be shut down which in turn will require all connected producers to shut in their wells. To assist Transporter to anticipate the need and to prepare for possible corrective actions which may be required to void or minimize operating difficulties caused by any unneutralized acid, Shippers shall furnish, or cause the producer from which Crude Petroleum is purchased to furnish to Transporter, the following information at least 24 hours in advance of start of production from any well which has been acidized: (i) estimated time of first production from acidized well; (ii) estimated time that first production from acidized well, which has been neutralized to a pH equal to or greater than 4.5, will be injected into the Gathering System; and (iii) estimated time that produced fluids from previously acidized wells, which has been neutralized to a pH equal to or greater than 4.5, will be free of neutralized acids. Shipper shall assume full responsibility for and reimburse Transporter for all extra costs and expenses incurred by Transporter as the result of any unspent and/or unneutralized acids being present in the Crude Petroleum delivered to Transporter by Shipper. Shipper will be billed for all such extra costs and expenses for shutting down, purging of such unspent acids, and subsequent resuming operation of the Transporter’s Gathering System. Transporter shall not be liable to any Shipper for any damage sustained by Shipper(s) as the result of unspent and/or unneutralized acids being received from other Shipper(s).

5.10         In the event that Shipper does not operate the wells from which the Crude Petroleum nominated for shipment is produced or does not operate the treating, measurement, or pumping equipment through which such Crude Petroleum is handled prior to its delivery to Transporter, then Shipper shall designate the party or parties responsible for the operation of such facilities and shall authorize and direct such party or parties to (1) comply with all provisions of this Agreement related to their operations and (2) furnish to Transporter such reasonably requested operational, technical, administrative, and analytical data as Transporter deems necessary to account for volumes being delivered to Transporter and assure safe, lawful, and efficient operations.

ARTICLE 6
GRAVITY BANK

6.1           To assure that no shipper will be materially damaged or allowed to benefit by changes in gravity due to the intermixing of petroleum in the Gathering System, Shipper will be required, as a condition of tendering, to participate in a Gravity Bank. The table of gravity differential values per barrel as attached hereto as Exhibit B is incorporated herein and made a part of this Agreement.

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6.2          Transporter shall administer the Gravity Bank providing adjustments for the value of crudes with different qualities in the manner specified below for both receipt and delivery volumes. Applicable barrels and gravities shall be the net barrels at 60 degrees Fahrenheit (with no deduction for Loss allowance) and the gravities recorded by the Operator at points where it customarily records gravities and quantities. The weighted average gravity differential value per barrel (for two or more gravities of petroleum), as hereinafter referred to, shall be obtained in the following manner: multiply the gravity differential values per barrel (from the attached table as same is from time to time revised) by the number of barrels to which such gravity differential values are applicable and then divide the total of the resultant gravity differential values in dollars and cents by the total of the applicable barrels.

6.3          Adjustments between shippers shall be computed as follows: (i) compute the weighted average gravity differential value per barrel of the barrels received from by each shipper and (ii) compute the weighted average gravity differential value per barrel of the composite common stream for receipts.

6.4          Calculation:

(a)           If the weighted average gravity differential value per barrel of a shipper as so determined under Section 6.3(i) above shall be greater than the weighted average gravity differential value per barrel of the aforementioned common stream petroleum as determined under Section 6.3(ii), the difference in cents per barrel shall be calculated and shipper shall be credited (receives) an amount calculated by multiplying said difference in gravity differential value per barrel by the applicable barrels.

(b)           If the weighted average gravity differential value per barrel of a shipper is less than the weighted average gravity differential value per barrel of the aforementioned common stream petroleum, the difference shall be calculated as above outlined and a shipper debited for such difference.

(c)            A sample calculation is attached as Exhibit C.

6.5          These calculations shall be made for each calendar month and the algebraic sum of the adjustments for the system shall be zero +/- One Dollar. If a shipper shall have a net debit balance in combining the two adjustments made above, the balance shall be remitted to the clearinghouse within fifteen (15) days from receipt of statement of such debit. If Shipper shall have a credit, the clearinghouse shall remit the amount thereof after receipt by the clearinghouse of the sums from those shippers having debits as calculated above.

ARTICLE 7
MEASUREMENT AND TESTING

7.1          Crude Petroleum tendered to Transporter for transportation shall be measured and tested by a representative of Transporter prior to its receipt from Shipper. Shipper shall have the privilege of being present or represented at the measurement and testing. Quantities shall be measured by meters and calculated in accordance with applicable A.P.I. Manual of Petroleum Measurement Standards. All shipments of required specifications will be received and delivered as net standard volume, as the total volume excluding water, sediment and other impurities, corrected by the appropriate volume correction factor for the observed temperature and A.P.I. gravity, relative density, or density to a standard temperature of 60 degrees Fahrenheit and also corrected by the applicable pressure correction factor and meter factor. Where measurement and testing of shipments to determine water, sediment, and other impurities content is not performed, the Transporter shall determine the water, sediment, and other impurities content of shipments based on the best available data. Due to the complexity of the allocations of the non-metered receipt locations, any prior period volume adjustment of 500 barrels or less will be corrected by including the corrected prior Months’ (positive or negative) volume in the current month allocation process. Any shipper request for volume or quality adjustments prior to the most previous twenty-four (24) Month time frame will not be considered.

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7.2           Evidence of Receipts and Deliveries. Transporter shall account to Shipper for Crude Petroleum received and delivered. Crude Petroleum received from Shipper and Crude Petroleum delivered to Shipper shall, in each instance, be evidenced by tickets, showing opening and closing tank gauges or meter readings, as applicable, temperature, basic sediment and water, and any other data essential to the determination of quantity. Such tickets shall be jointly signed by representatives of Transporter and Shipper, and shall constitute full receipt for (a) the Crude Petroleum received and (b) the Crude Petroleum delivered. Where meter tickets are not available or in Transporter’s opinion are unreliable, Transporter shall use the best available data to determine the quantity of Crude Petroleum received and delivered. For receipt locations where custody transfer measurement is by Lease Automatic Custody Transfer (“LACT”) unit or by allocation process, a deduction of twenty-five hundredths of one percent (0.25%) will be made to cover evaporation, interface losses and normal losses during transportation.

7.3         Losses.

(a)           All shipments of Crude Petroleum of 50 degrees A.P.I. gravity or above shall be subject to a deduction to cover the shrinkage resulting from the mixture thereof, in the facilities of Transporter, with Crude Petroleum of A.P.I. gravity of 49.9 degrees or less according to the following table:

A.P.I. Gravity (Degrees)	Deduction
50 through 59.9	1%
60 through 74.9	2%
75 through 84.9	3%
85 through 94.9	4%
95 through 104.9	5%
105 through 120.9	6%

(b)          The quantity of Crude Petroleum deliverable shall be the net standard volume less shrinkage, evaporation, or any other losses in transit or due to leaks or pipeline breaks. All such shrinkage, evaporation, and gains or losses shall be assigned by Transporter to Shipper on a just and reasonable basis.

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ARTICLE 8
TERM

8.1           Term. Subject to the other provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall remain in effect until terminated by either Party upon thirty (30) days’ prior written notice.

8.2           Remedies Cumulative. Each Party shall have any and all remedies available to it under this Agreement, at law, or in equity for any breach by the other Party of the other Party’s obligations under this Agreement. All such remedies are cumulative, not exclusive, and such Party may exercise any or all of such remedies in addition to or as an alternative to termination of the Term. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy hereunder.

ARTICLE 9
TITLE and Custody

9.1           Title. A nomination of Crude Petroleum shall be deemed a warranty of title to such Crude Petroleum by Shipper, or a warranty of the good right to deliver such Crude Petroleum for transportation hereunder. Transporter may, in the absence of adequate security, decline to receive any Crude Petroleum which is in litigation, or as to which a dispute over title may exist, or which is encumbered by any lien. By nominating Crude Petroleum, Shipper also agrees to be responsible for any and all losses resulting from disputes, encumbrances, or failure of title thereto. Neither acceptance for transportation, nor redelivery by Transporter at the Delivery Point shall be deemed a representation by Transporter as to title.

9.2           Custody. As among the Parties, Shipper shall be in custody, control and possession of the Crude Petroleum affected by this Agreement at all times prior to delivery to Transporter at the Receipt Point and after redelivery by Transporter at the Delivery Point and Transporter shall have custody and control of the Crude Petroleum affected by this Agreement at all times after delivery by Shipper at the Receipt Point and prior to redelivery by Transporter at the Delivery Point.

ARTICLE 10
BILLING AND PAYMENT

10.1         Payment. All payments are due within 10 days of receipt of the invoice by ACH or wire transfer, unless the Transporter determines in a manner not unreasonably discriminatory that the financial condition of Shipper or Shipper’s guarantor (if any) is or has become impaired or unsatisfactory or Transporter determines in a manner not unreasonably discriminatory it necessary to do so, in which case the payment due date shall be that specified in a written notice to the Shipper. Notwithstanding the foregoing, Shipper may withhold payment of amounts it disputes in good faith, provided that if any such amount is later determined to have been due Transporter Section 10.2 below shall apply to such amount.

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10.2        Past-Due Interest. If any charge remains unpaid after the due date specified in Transporter’s invoice, then such amount due may bear interest from the day after the due date until paid, calculated at an annual rate equivalent to the lesser of (1) 125% of the prime rate of interest, as of the date of Transporter’s invoice, charged by the Citibank N.A. of New York, New York, for ninety (90) day loans made to substantial and responsible commercial borrowers or (2) the maximum rate allowed by law. In addition Shipper shall pay all documented costs incurred by Transporter to collect any unpaid amounts.

10.3        Setoff. In the event Shipper fails to pay any such undisputed charges when due, Transporter shall have the right to setoff such amounts owed and future amounts owed against those amounts Transporter owes Shipper.

10.4        In the event Transporter determines in a manner not unreasonably discriminatory that the financial condition of Shipper or Shipper’s guarantor (if any) is or has become impaired or unsatisfactory or Transporter determines in a manner not unreasonably discriminatory it is necessary to obtain security from Shipper, Transporter, upon notice to Shipper, may require any of the following prior to Transporter’s delivery of Shipper’s Crude Petroleum in Transporter’s possession or prior to Transporter’s acceptance of Shipper’s Crude Petroleum: (1) prepayment of all charges, (2) a letter of credit at Shipper’s expense in favor of Transporter in an amount sufficient to ensure payment of all such charges and, in a form, and from an institution acceptable to Transporter, or (3) a guaranty in an amount sufficient to ensure payment of all such charges and in a form and from a third party acceptable to Transporter. In the event, Shipper fails to comply with any such requirement on or before the date supplied in Transporter’s notice to Shipper, Transporter shall not be obligated to provide Shipper access to Transporter’s facilities or provide services pursuant to this Agreement until such requirement is fully met.

ARTICLE 11
REMEDIES

11.1        Lien/Auction.

(a)           Transporter shall have a lien on all Crude Petroleum delivered to Transporter to secure the payment of any and all transportation, or any other charges that are owed Transporter. Such lien shall survive delivery of Crude Petroleum to Shipper. Such lien shall extend to all Crude Petroleum in Transporter’s possession beginning with Shipper’s first receipt of transportation or other services from Transporter. The lien provided herein shall be in addition to any lien or security interest provided by statute or applicable law. Transporter may withhold delivery to Shipper of any of Shipper’s Crude Petroleum in its possession and exercise any other rights and remedies granted under this Agreement or existing under applicable law until all such charges have been paid as provided above.

(b)           If Shipper fails to pay the undisputed portion of an invoice by the due date, in addition to any other remedies under this Agreement or under applicable law, Transporter shall have the right, either directly or through an agent, to sell at a private sale any and all Crude Petroleum of such Shipper in its custody at fair market value at the time of sale. The proceeds of any sale shall be applied to the following order: (i) to the reasonable expenses of holding, preparing for sale, selling, and to the extent allowed by law, reasonable attorney’s fees and legal expenses incurred by Transporter; and (ii) to the satisfaction of the Shipper’s indebtedness including interest herein provided from the date of payment is due. The balance of the proceeds of the sale remaining, if any, shall be paid to Shipper or, if there is a dispute or claim as to entitlement, held for whoever may be lawfully entitled thereto.

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11.2         Suspension of Performance. In the event Shipper fails to pay charges when due, Transporter shall not be obligated to provide Shipper access to Transporter’s facilities or provide services pursuant to this Agreement until such time as payment is received by Transporter.

11.3         Legality of Shipments. Transporter reserves the right to reject any and all Crude Petroleum nominated for shipment when Shipper fails or is unwilling or unable to comply with all applicable Laws, or fails to reasonably demonstrate to Transporter that the shipment would be in conformance with the provisions of this Agreement.

11.4         Claims. As a condition precedent to recovery for losses or delay to shipments, claims must be filed in writing with Transporter within one year and one day after delivery of the Crude Petroleum, or, in case of failure to make delivery, then within one year and one day after a reasonable time for delivery has elapsed; and suits arising out of such claims shall be instituted against the Transporter only within two years and one day from the date of delivery, or within two years and one day after a reasonable time for delivery has elapsed. Where claims are not filed or suits are not instituted thereon in accordance with the foregoing provisions, Transporter shall not be liable and such claims will not be paid.

ARTICLE 12
FORCE MAJEURE

12.1         Force Majeure. If either Transporter or Shipper is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder and such Party gives notice and full details of the event to the other Party as soon as practicable after the occurrence of the event, then, pending such Force Majeure, but only during that period, the obligations of the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, Shipper’s obligation to pay the transportation charge set forth in Section 3.1 shall not be reduced, suspended or otherwise excused in any manner as the result of Force Majeure, regardless of which Party is affected. The Party affected by the Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give written notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure; provided, that notwithstanding anything in the foregoing to the contrary, a Party may elect, in its sole discretion, whether or not to repair or replace its facilities following catastrophic destruction of all or substantially all of such facilities.

13

ARTICLE 13
INDEMNIFICATION

13.1         Shipper shall release, indemnify, defend, and hold harmless Transporter and its affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Shipper, (ii) any breach of this agreement by Shipper, except to the extent attributable to the negligence, willful misconduct or fault of Transporter, and (iii) operations or activities upstream or downstream of the Gathering System, except to the extent attributable to the negligence, willful misconduct or fault of Transporter.

13.2         Transporter shall release, indemnify, defend, and hold harmless Shipper and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees from and against all claims and losses arising out of or relating to (i) the operations of Transporter and (ii) any breach of this agreement by Transporter, except to the extent attributable to the negligence, willful misconduct or fault of Shipper.

ARTICLE 14
NOTICES

14.1         Notices. Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent, if sent by Email. Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

energy xxi usa, inc.

Attn:
Phone:
Fax:
Email address:

Energy xxi Gulf Coast, inc.

Attn:
Phone:
Fax:
Email address:

14

ARTICLE 15
ASSIGNMENT

15.1       Assignment.

(a)          Shipper shall have the right to assign, or transfer all, but not less than all, of its rights and obligations under this Agreement with the prior written consent of Transporter, which consent may be withheld in Transporter’s sole discretion.

(b)         No assignment or transfer of this Agreement shall be effective as to Transporter unless and until Transporter has been provided written notice thereof.

15.2       Encumbrance.

(a)          Shipper shall not pledge, encumber or grant any security interest with respect to any portion of its interests or rights under this Agreement.

(b)         Transporter shall have the right to pledge, encumber or otherwise grant security interests in its interests or rights under this Agreement.

15.3       Nothing herein shall prevent or prohibit Shipper, without consent of Transporter, from engaging and using contractors and subcontractors to perform services, for the benefit of Shipper, in connection with the performance by Shipper of its obligations under this Agreement.

ARTICLE 16
Miscellaneous

16.1        Applicable Laws. This Agreement is subject to, and the Parties shall comply with, all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the Services performed or the facilities utilized under this Agreement.

16.2        Authorizations. The Parties hereto represent that they have all requisite corporate and/or company authorizations necessary or proper to consummate this Agreement.

16.3        Entirety. This Agreement constitutes the entirety of the understanding between the Parties with respect to the subject matter dealt with herein, and replaces and supersedes all prior agreements, conditions, understandings, representations and warranties made between the Parties with respect to the subject matter hereof, whether written or oral. It is further agreed that no amendment, modification or change herein shall be enforceable, except as specifically provided for in this Agreement, unless reduced to writing and executed by both Parties.

16.4        Governing Law; Jurisdiction; Jury Waiver.

(a)           The validity, construction and performance of this Agreement shall be governed by the laws of the State of Texas, not including any of its conflicts of law rules that would direct or refer to the laws of another jurisdiction. The Parties have allocated liability risk pursuant to this Agreement and therefore intend that no anti-indemnity law, rule or regulation apply hereto.

15

(b)           The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

(c)            EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING FROM OR UNDER THIS AGREEMENT.

16.5        Non-Waiver. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature. Any delay, less than any applicable statutory period of limitations, in asserting or enforcing any rights under this Agreement, shall not be deemed a waiver of such rights. Failure of either Party to enforce any provision of this Agreement or to require performance by the other Party of any of the provisions hereof shall not be construed to affect the validity of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision hereof.

16.6        Severability. If any term or other provision or portion of a provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and conditions of this Agreement shall nevertheless remain in full force and effect.

16.7        Amendments. This Agreement shall not be altered or amended, except by an agreement in writing executed by all parties to this Agreement in accordance with the limited partnership agreement of Transporter.

16.8        Confidentiality.

(a)          Confidentiality. Except as otherwise provided in this Section 16.8, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including all data relating to the production of Shipper, including well data, production volumes, volumes gathered, transported, or compressed, and quality) (collectively, “Confidential Information”) as confidential, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

16

(b)          Permitted Disclosures. Notwithstanding Section 16.8(a), disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents in any administrative, judicial, or legislative proceedings); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of all or any portion of a Party’s assets and properties related to the subject matter of this Agreement, provided that such third person agrees in writing to be bound by the terms of this Section 16.8; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 16.8(b); or (ix) any information which, through no fault of a Party, becomes a part of the public domain.

(c)          Notification. If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 16.8(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)          Party Responsibility. Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 16.8

(e)          The provisions of this Section 16.8 shall survive any termination of this Agreement for a period of one (1) year.

17

16.9         Representations. Each Party declares, warrants, and represents on behalf of itself (i) that it has contributed to the drafting of this Agreement or has had it reviewed by legal counsel before executing it, (ii) that this Agreement has been purposefully drawn and correctly reflects such Party’s understanding of the transaction that it contemplates as of the Effective Date hereof, (iii) that this Agreement has been validly executed and delivered; (iv) that this Agreement has been duly authorized by all action necessary for the authorization thereof, and (v) this Agreement constitutes a binding and enforceable obligation of the Party, enforceable in accordance with its terms.

16.10        Counterparts. This Agreement may be executed in any number of counterparts and if so signed in counterparts, all counterparts taken together shall have the same effect as if all parties had signed the same instrument.

16.11        No Partnership. This Agreement shall not constitute a partnership or joint venture between Transporter and Shipper. Transporter shall carry out its operations with respect to the Gathering System as an independent contractor and shall not (except as expressly set forth in this Agreement) be subject to the control of Shipper in doing so.

16.12        No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

16.13        Exhibits. All exhibits and the like contained in or attached to the Agreement are integrally related to this Agreement and are hereby made a part of the Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits and the like attached to the Agreement, the terms of the body of the Agreement shall prevail.

16.14       Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

16.15       Limitation of Liability. EXCEPT WITH REGARD TO OBLIGATIONS TO INDEMNIFY A PARTY FOR CLAIMS MADE BY THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES) PURSUANT TO THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES OR LOSSES OR ANY PUNITIVE, EXEMPLARY, TREBLE, OR SIMILAR DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PERFORMANCE OF, OR FAILURE TO PERFORM, ITS OBLIGATIONS HEREUNDER, EVEN IF SUCH DAMAGES OR LOSSES ARE CAUSED BY THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY.

[Next page is signature page]

18

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals to be effective as of the Execution Date.

energy xxi usa, inc.		Energy xxi Gulf Coast, inc.

By:	/S/ ANTONIO DE PINHO	By:	/S/ RICK FOX

Name:	ANTONIO DE PINHO	Name:	RICK FOX

Title:	PRESIDENT	Title:	CFO

19

EXHIBIT A
TABLE OF RATES

FROM ESTABLISHED RECEPTION POINTS TO
GRAND ISLE (JEFFERSON PARISH), LOUISIANA

From	Rate in Cents Per Barrel of 42 United States Gallons
Reception Points Offshore Louisiana	Crude Petroleum Transportation	Excess Water, Sediment, and Other Impurities Handling
Block 22, Grand Isle 16	38.58	29.76
Block 30, Grand Isle 33	57.91	29.76
Block 73, West Delta 73	122.78	29.76
Block 90, West Delta 90	122.78	29.76
Block 62, West Delta 62	152.28	60.88
Block 54, South Timbalier 54	166.65	60.88
Block 30, West Delta 30	172.71	60.88
Block 32, West Delta 30	172.71	60.88
Block 45, West Delta 45	172.68	60.88
Block 93, South Pass 89	177.11	60.88
Block 152, Mississippi Canyon 268	242.01	60.88
Block 311, Mississippi Canyon 311	242.01	60.88
Block 397, Mississippi Canyon 397	282.87	60.88
Block 280, Mississippi Canyon 281	291.11	60.88

Disposal Fee: _______________________

A-1

EXHIBIT B
ADJUSTMENT AUTHORIZATION

TABLES OF DIFFERENTIALS FOR USE IN DETERMINING ADJUSTMENTS
FOR DIFFERENCE IN GRAVITY OF CRUDE PETROLEUM

API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL
20	2.75	24.9	3.485	29.8	4.22	34.7	4.955	39.6	5.08	44.5	5.1
20.1	2.765	25	3.5	29.9	4.235	34.8	4.97	39.7	5.08	44.6	5.1
20.2	2.78	25.1	3.515	30	4.25	34.9	4.985	39.8	5.08	44.7	5.1
20.3	2.795	25.2	3.53	30.1	4.265	35	5	39.9	5.08	44.8	5.1
20.4	2.81	25.3	3.545	30.2	4.28	35.1	5	40	5.1	44.9	5.1
20.5	2.825	25.4	3.56	30.3	4.295	35.2	5	40.1	5.1	45	5.1
20.6	2.84	25.5	3.575	30.4	4.31	35.3	5	40.2	5.1	45.1	5.085
20.7	2.855	25.6	3.59	30.5	4.325	35.4	5	40.3	5.1	45.2	5.07
20.8	2.87	25.7	3.605	30.6	4.34	35.5	5	40.4	5.1	45.3	5.055
20.9	2.885	25.8	3.62	30.7	4.355	35.6	5	40.5	5.1	45.4	5.04
21	2.9	25.9	3.635	30.8	4.37	35.7	5	40.6	5.1	45.5	5.025
21.1	2.915	26	3.65	30.9	4.385	35.8	5	40.7	5.1	45.6	5.01
21.2	2.93	26.1	3.665	31	4.4	35.9	5	40.8	5.1	45.7	4.995
21.3	2.945	26.2	3.68	31.1	4.415	36	5.02	40.9	5.1	45.8	4.98
21.4	2.96	26.3	3.695	31.2	4.43	36.1	5.02	41	5.1	45.9	4.965
21.5	2.975	26.4	3.71	31.3	4.445	36.2	5.02	41.1	5.1	46	4.95
21.6	2.99	26.5	3.725	31.4	4.46	36.3	5.02	41.2	5.1	46.1	4.935
21.7	3.005	26.6	3.74	31.5	4.475	36.4	5.02	41.3	5.1	46.2	4.92
21.8	3.02	26.7	3.755	31.6	4.49	36.5	5.02	41.4	5.1	46.3	4.905
21.9	3.035	26.8	3.77	31.7	4.505	36.6	5.02	41.5	5.1	46.4	4.89
22	3.05	26.9	3.785	31.8	4.52	36.7	5.02	41.6	5.1	46.5	4.875
22.1	3.065	27	3.8	31.9	4.535	36.8	5.02	41.7	5.1	46.6	4.86
22.2	3.08	27.1	3.815	32	4.55	36.9	5.02	41.8	5.1	46.7	4.845
22.3	3.095	27.2	3.83	32.1	4.565	37	5.04	41.9	5.1	46.8	4.83
22.4	3.11	27.3	3.845	32.2	4.58	37.1	5.04	42	5.1	46.9	4.815
22.5	3.125	27.4	3.86	32.3	4.595	37.2	5.04	42.1	5.1	47	4.8
22.6	3.14	27.5	3.875	32.4	4.61	37.3	5.04	42.2	5.1	47.1	4.785
22.7	3.155	27.6	3.89	32.5	4.625	37.4	5.04	42.3	5.1	47.2	4.77
22.8	3.17	27.7	3.905	32.6	4.64	37.5	5.04	42.4	5.1	47.3	4.755
22.9	3.185	27.8	3.92	32.7	4.655	37.6	5.04	42.5	5.1	47.4	4.74
23	3.2	27.9	3.935	32.8	4.67	37.7	5.04	42.6	5.1	47.5	4.725
23.1	3.215	28	3.95	32.9	4.685	37.8	5.04	42.7	5.1	47.6	4.71
23.2	3.23	28.1	3.965	33	4.7	37.9	5.04	42.8	5.1	47.7	4.695
23.3	3.245	28.2	3.98	33.1	4.715	38	5.06	42.9	5.1	47.8	4.68
23.4	3.26	28.3	3.995	332	4.73	38.1	5.06	43	5.1	47.9	4.665
23.5	3.275	28.4	4.01	33.3	4.745	38.2	5.06	43.1	5.1	48	4.65
23.6	3.29	28.5	4.025	33.4	4.76	38.3	5.06	43.2	5.1	48.1	4.635
23.7	3.305	28.6	4.04	33.5	4.775	38.4	5.06	43.3	5.1	48.2	4.62
23.8	3.32	28.7	4.055	33.6	4.79	38.5	5.06	43.4	5.1	48.3	4.605
23.9	3.335	28.8	4.07	33.7	4.805	38.6	5.06	43.5	5.1	48.4	4.59
24	3.35	28.9	4.085	33.8	4.82	38.7	5.06	43.6	5.1	48.5	4.575

B-1

API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL	API GRAV	DIFF/BBL
24.1	3.365	29	4.1	33.9	4.835	38.8	5.06	43.7	5.1	48.6	4.56
24.2	3.38	29.1	4.115	34	4.85	38.9	5.06	43.8	5.1	48.7	4.545
24.3	3.395	29.2	4.13	34.1	4.865	39	5.08	43.9	5.1	48.8	4.53
24.4	3.41	29.3	4.145	34.2	4.88	39.1	5.08	44	5.1	48.9	4.515
24.5	3.425	29.4	4.16	34.3	4.895	39.2	5.08	44.1	5.1	49	4.5
24.6	3.44	29.5	4.175	34.4	4.91	39.3	5.08	44.2	5.1	49.1	4.485
24.7	3.455	29.6	4.19	34.5	4.925	39.4	5.08	44.3	5.1	49.2	4.47
24.8	3.47	29.7	4.205	34.6	4.94	39.5	5.08	44.4	5.1	49.3	4.455

B-2

EXHIBIT C

SAMPLE QUALITY BANK CALCULATION

GRAND ISLE GATHERING SYSTEM COMMON STREAM HLS CRUDE

Receipt Bank

SHIPPER	BBLS REC’D	API GRAV	FROM EXH. A GRAV DIFF	BBLS REC’D X GRAV DIFF
A	100.00	29.8	4.220	422.00
B	150.00	38.6	5.060	759.00
C	100.00	36.4	5.020	502.00
C	200.00	46.2	4.920	984.00
TOTAL	550.00			2667.00

Common stream weighted average GRAVITY value: 2667.00/550.0 = 4.84909091

Shipper A:
Weighted average GRAVITY value: 422.00/100 = 4.220
Calculation: (4.84909091 - 4.220) x 100 =	$62.909

Total Shipper A pays the bank:		$62.91

Shipper B:
Weighted average GRAVITY value: 759.00/150 = 5.060
Calculation: (4.84909091 - 5.060) x 150 =	($31.636)

Total Shipper B pays the bank:		($31.64)

Shipper C:
Weighted average GRAVITY value: 1486.00/300 = 4.953
Calculation: (4.84909091 - 4.953) x 300 =	($31.273)

Total Shipper B pays the bank:		$(31.27)

NET		$0.00

C-1